UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2006

Affiliated Computer Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12665	51-0310342
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2828 North Haskell Avenue, Dallas, Texas		75204
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(214) 841-6111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 16, 2006 Affiliated Computer Services, Inc. (the "Company") filed a Form 8-K with the U.S. Securities and Exchange Commission announcing that the Company and its Canadian subsidiary, ACS Public Sector Solutions, Inc., had received a summons issued February 15, 2006 by the Alberta Department of Justice requiring the Company and its subsidiary to answer a charge of a violation of a Canadian Federal law which prohibits giving, offering or agreeing to give or offer any reward, advantage or benefit as consideration for receiving any favor in connection with a business relationship. The alleged violation relates to the Canadian subsidiary’s photo enforcement services contract with the City of Edmonton, Alberta, Canada, which is currently a month-to-month contract with annual revenue of approximately $2,000,000 (U.S. dollars).

Legal counsel to the Alberta government (the "Crown") has begun disclosure to the Company of information on which it based the charge described in the summons and the Company has reviewed such information and will continue to review additional information as it becomes available. The Company is also continuing its internal investigation of this matter. The Company intends to vigorously defend against the charge. Based on its internal investigation and its review of the Crown’s information disclosure to date, the Company believes it has sustainable defenses to the charge. The summons set a scheduling hearing date for March 27, 2006. However, the Company and the Crown’s counsel have jointly agreed to an adjournment of the proceedings until such time as the Crown’s counsel has completed its information disclosure to the Company and the Company has had an opportunity to review such information.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Affiliated Computer Services, Inc.

March 24, 2006	By:	William L. Deckelman, Jr.

Name: William L. Deckelman, Jr.
Title: Executive Vice President and General Counsel